EXHIBIT 99.1

Adept Technology Executes Restructuring Plan

Initiative Aimed At Reducing Operating Expenses and Focusing Company On Target Markets

LIVERMORE, Calif., Nov. 12, 2008 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided robotics, today announced that it has executed a comprehensive restructuring plan as part of an overall initiative to focus on generating cash flow while at the same time investing for growth in its target markets. The company anticipates that the restructuring actions will result in a reduction of operating expenses of $700,000 to $1 million per quarter and expects the restructuring activities to be completed by the end of its second fiscal quarter of 2009, which ends December 27, 2008.

"We are implementing these cost reductions with the intent to redistribute our sales and engineering resources to focus on our target markets of solar and packaging, while at the same time achieving the desired reduction in our cost structure to achieve cash flow positive as quickly as possible," stated John Dulchinos, Adept's Chief Executive Officer. "We have a strong balance sheet to weather the current economic conditions and will continue to focus on generating cash flow while at the same time investing for growth in our target markets. We are confident that these steps will help us achieve this balance."

The restructuring plan includes the following measures:

 * A reduction in labor force including termination of approximately
   8% of Adept employees and a determination not to fill certain additional open positions;
 * Consolidation of facilities and certain administrative functions currently geographically disbursed, and closure of facilities in
   Canada and North Carolina;
 * Additional outsourcing of non-core functions, including global IT support for certain functions;
 * A phase out of certain legacy products including certain
   remanufactured robots;
 * Consolidation of certain operating functions within the Service and
   Quality department.

As a result of these actions, the company expects to record restructuring charges totaling approximately $2.4 million in its second fiscal quarter of 2009, which includes a $1.8 million write down of service inventory related to the discontinuation of remanufactured robots.

About Adept Technology, Inc.

Adept Technology, Inc. designs, manufactures and markets robotic systems, motion control and machine vision technology for global markets including automotive, consumer electronics, consumer goods, disk drive, food, industrial tooling, medical devices, solar and pharmaceutical. Adept robots, controllers, and software are used for small parts assembly, material handling and packaging. Adept intelligent automation product lines include industrial robots, configurable linear modules, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, and systems and applications software. Founded in 1983, Adept Technology is the largest U.S.-based manufacturer of industrial robots. More information is available at www.adept.com.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

All trade names are either trademarks or registered trademarks of their respective holders.

Forward-Looking Statements

This press release contains certain forward-looking statements including statements regarding Adept's restructuring activities and related charges, operating expenses, revenues, profitability, liquidity and Adept's growth based on its current products, strategy and geographic and market presence that involve a number of risks and uncertainties. The Company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, factors affecting our operating results including factors difficult to forecast; the actual results and potential impact of our current restructuring efforts; future economic, competitive and market conditions including those in Europe and Asia and those related to the Company's strategic markets; risks of acceptance of the Company's new or current products in the marketplace; the financial and operating risks and regulatory requirements associated with international operation and growth in geographic presences, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; customers' ability to pay invoices in a timely manner; the risk that some customers may become insolvent; dependence on the continued growth of the intelligent automation market; the highly competitive nature of and rapid technological change and competition within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation and potential product liability and burden on operations to serve multiple disparate industries; the Company's significant fixed costs which are not easily reduced; the Company's outsourced manufacturing and IT dependence and risks associated with sole or single sources of supply and lengthy procurement lead times; risks associated with the seasonality of the Company's revenues; risks associated with product defects; potential delays associated with the development and introduction of new products or software releases; the Company's ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; risks associated with variations in our gross margins based on factors not always in Adept's control; the need to hire and retain qualified managerial personnel and to complete acquisitions to expand operations; risks of unfair termination claims by employees; risks associated with variations in gross margins; risks related to the Company's potential inability to strengthen its internal controls over financial reporting; potential securities class action litigation if Adept's stock price remains volatile or operating results suffer; and costs of being a public company as a result of legislation requiring greater general and administrative costs to be incurred.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2008, which include the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

CONTACT:  Adept Technology, Inc.
          Lisa Cummins, Chief Financial Officer
          925-245-3400
          Investor.relations@adept.com

          MKR Group, Inc.
          Todd Kehrli
          Charles Messman
          323-468-2300
          adep@mkr-group.com